Exhibit 99.1

1016 Civic Center Drive NW ● Rochester, MN 55901 ● Phone (507) 535-1200 ● FAX (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel
President and Chief Executive Officer
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. TO REDEEM ALL OUTSTANDING SHARES OF PREFERRED STOCK

ROCHESTER, MINNESOTA, January 8, 2015 … HMN Financial, Inc. (“HMN” or the “Company”) (NASDAQ: HMNF) today announced that notice had been given to holders of record of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) of the redemption of all 10,000 shares of outstanding Preferred Stock. The effective date of the redemption will be February 17, 2015. After giving effect to a dividend of $22.50 per share on the Preferred Stock to be paid on the same date, the redemption price per share will be $1,000. The record date for the redemption and the dividend is January 6, 2015. The Preferred Stock was originally issued by HMN to the U.S. Treasury through the Capital Purchase Program established under the Troubled Asset Relief Program.

The Preferred Stock redemption is being funded through a $10 million term loan that will be evidenced by a promissory note. The principal balance of the note will bear interest at a rate of 6.5% and will be payable in consecutive annual installments of $1 million on each December 15, beginning December 15, 2015, with the balance due on December 15, 2021. The Preferred Stock dividend is being funded through internally available funds. HMN has requested and received all applicable approvals from regulatory authorities to pay the Preferred Stock dividend and effect the Preferred Stock redemption.

“I am pleased to report the dividend payment and redemption of the final $10 million of our outstanding Preferred Stock obligation, which follows the $16 million in redemptions that were made in 2014,” said Brad Krehbiel, President and CEO of HMN. “With this payment, HMN will have repaid 100% of the Preferred Stock issued through the U.S. Treasury Capital Purchase Program. We look forward to enjoying the benefits of the reduced Preferred Stock dividend amounts in future periods.”

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates eight full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester (2), Spring Valley and Winona; one full service office in Marshalltown, Iowa; two loan origination offices located in Wauwatosa, Wisconsin and in Sartell, Minnesota; and two Private Banking offices in Rochester, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, improving credit quality, reducing non-performing assets, reducing expense and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; future losses on non-performing assets; the amount and mix of interest-earning assets; the amount and mix of brokered and other deposits; the availability of alternate funding sources; the payment of dividends by HMN, including Preferred Stock dividends; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; redemption of the outstanding Preferred Stock; the ability of HMN to repay the loan from Project Hawkeye, L.L.C.; the ability to remain well capitalized under revised capital rules; the expected impact of new Basel III and the Dodd Frank Act capital standards on the Bank’s and the Company’s capital positions; and compliance by the Company and the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Federal Reserve Bank (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios, changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank, technological, computer-related or operational difficulties, results of litigation, and reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Part II, Item 1A of its subsequently filed Quarterly Reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.